Exhibit 99.1

Castle Biosciences, Inc. (Q3 2019 Earnings) November 11, 2019

Corporate Speakers:
•Frank Stokes; Castle Biosciences; CFO
•Derek Maetzold; Castle Biosciences; President & CEO

Participants:
•Catherine Schulte; Robert W. Baird & Co.; Senior Research Analyst, VP
•Sung Ji Nam; BTIG Research; Analyst
•Puneet Souda; SVB Leerink; Analyst
•Mark Massaro; Canaccord Genuity, LLC; Managing Director

PRESENTATION

Operator: Good afternoon and welcome to Castle Biosciences’ Third Quarter 2019 conference call. As a reminder today’s call is being recorded. We will begin today’s call with opening remarks and introductions followed by a question and answer session. I would like to turn the call over to Frank Stokes, chief financial officer. Please go ahead, sir.

Frank Stokes: Thank you, [Katherine]. Good afternoon everyone and welcome to Castle Biosciences Third Quarter 2019 Financial Results conference call. Joining me today is Castle’s president chief executive officer, Derek Maetzold.

Information recorded on this call speaks only as of today, November 11, 2019. Therefore, if you were listening to the reply or reading the transcript of this call, any time sensitive information may no longer be accurate.

A recording of today’s call will be available on the investor relations’ page of the company’s website for approximately three weeks. Before we begin, I would like to remind you that some of the information discussed today may contain projections or other forward-looking statements regarding future events for the future financial performance of the company and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based upon current expectations and involve inherent risk and uncertainties and there can be no assurances that the results contemplated in these statements will be realized. A number of factors and risks could cause actual results to differ materially from those contained in these forward-looking statements.

These factors and others risks and uncertainties are described in detail in the company’s final prospectus filed with the Securities and Exchange Commission on July 26, 2019 relating to our registration statements on Form S-1 and in the company’s other documents and reports, filed with the Securities and Exchange Commission.

These forward-looking statements speak only as of today and we assume no obligation to update or revise these forward-looking statements as circumstances change. I’ll now turn the call over to Derek.

Derek Maetzold: Thank you, Frank. Good afternoon everyone. Thank you for joining us today. We are pleased to report strong third quarter performance, which includes increases in year over year revenue, volume and gross margin.

For the third quarter we reported revenue of $14.8 million, an increase of $11.1 million from the third quarter of 2018. Our primary growth driver, our DecisionDx-melanoma test. We provided 4,126 test reports in the third quarter of 2019, compared with 3,136 reports during third quarter of 2018, representing growth of 32%.

Additionally, we continue to demonstrate growth in new ordering clinicians at 26% for the third quarter of ’19 compared to the third quarter of 2018. For further comparison of our growth in new ordering in clinicians, note that we saw a 5% growth in the third quarter of 2018 compared to the third quarter of 2017.

So a jump to 26% is substantial. Overall, we delivered 4,482 proprietary gene expression profile test reports for DecisionDx-melanoma and DecisionDx-UM during the third quarter of 2019, representing overall growth of 30% compared to the -- to the third quarter of 2018.

As you can see from our DecisionDx-melanoma test volume increase, we continue to see excellent growth following both our first quarter 2019 commercial expansion and our ongoing development of evidence.

You may recall that in the first quarter of 2019, we increased the number of outside sales territories from 14 to 23, along with associated head count for our commercial and medical affairs personnel.

As a result of the acceleration of our growth in the second quarter and third quarter this year, we’ve decided to execute our commercial expansion plans in December 2019 and plan to add nine additional outside sales territories and hire additional commercial and medical affairs staff accordingly.

With these additional nine, we will now have 32 outside sales territories. Turning to our DecisionDx-UM test, we delivered 356 test reports for uveal melanoma patients during the third quarter of 2019, a 10% increase in the same period last year.

For the first nine months, end of September 2019, uveal melanoma test report volumes were up 6% compared to the same period of 2018. As a reminder, our DecisionDx-UM test is standard of care for patients diagnosed with uveal melanoma and we currently test more than 80% of the estimated newly diagnosed patients in the U.S.

Now, I would like to turn it to several significant highlights from our third quarter. First, as it relates to our new pipeline products. We remain on track for commercial launch of our two pipeline products for the second half of 2020.

DecisionDx-SCC, for patients diagnosed with localized high risk cutaneous squamous cell carcinoma and our test for suspicious pigment lesions. We believe these two late stage pipeline products will increase our estimated total addressable U.S. market by approximately $1.4 billion.

Regarding DecisionDx-SCC, during October’s annual meeting of the American Society for Dermatologic Surgery, we reported data from the clinical validation study for this test for use in patients diagnosed with localized high risk cutaneous squamous cell carcinoma, also called SCC.

We estimate that approximately 1 million patients are diagnosed with high risk SCC -- with SCC overall, in the U.S. each year. And the incidence is growing. SCC has historically been viewed as lower risk skin cancer relative to melanoma.

However, due to the higher incidence rate, it is estimated that approximately 15,000 patients will die from SCC this year, more than will die from cutaneous melanoma. So the historically benign low risk disease, today, contributes more deaths than the most aggressive form of skin cancer.

Our cutaneous squamous cell carcinoma is currently focused on the approximate 200,000 patients who were identified as having one or more high risk or pathologic features. We belief appropriate use should be focused on a patient with one or more clinical or pathologic high-risk features.

Now let’s talk about the differences in treatment plans between low and high-risk patients and where we believe our test can impact treatment plan decisions. Currently national cancer guidelines define two different treatment plans for patients with localized cutaneous squamous cell carcinoma based upon low-risk versus high-risk categorizations.

Low risk is defined as having no high-risk clinical or pathologic features while high risk is defined as having one or more of these same features. Treatment plan differences include approaches to normal staging; the use of adjuvant radiation, the use of adjuvant chemotherapy, the use of active surveillance and clinical trial enrollment recommendations.

The clinical issue facing physicians and their patients is positive predictive value or PPV of available staging systems is low. That is to say that the majority of patients identifying as having high risk disease do not actually go on to metastasisize.

This means that the majority of high-risk patients may be undergoing aggressive treatment plans (inaudible) they do not need and therefore will not benefit from. Our development goal is to identify a gene expression profile test that would -- that would enable a rule out de-escalation approach in these high-risk patients.

I’m pleased to say that our R&D team with the assistance of 23 active clinical study centers in the U.S. were able to develop a training cohort, lock the gene set and algorithm based upon this training cohort and then complete validation in an independent cohort of 321 patients.

Importantly, 93% of all validation cohort patients were high risk by the National Comprehensive Cancer Network or NCCN risk criteria. So our validation cohort mirrors the population, so we believe meet the appropriate use criteria four our DecisionDx-SCC test.

The data presented at the American Society for Dermatologic Surgery, showed a negative predictive value or NPV for the DecisionDx-SCC class one test result of 91.1%. The result in PPV from the highest risk DecisionDx-SCC class 2B test result was 60%.

This compared to a 35.3% PPV for the Brigham Women’s Hospital staging system, 20.9% for the American Joint Committee on Cancer staging system, and 16.7% for NCCN’s risk criteria. Regarding the potential clinical impact of our DecisionDx SCC test, 61% of patients who had a tumor with a class one or the lowest risk test result, meaning a clinician could consider deescalating care in approximately 60% of high-risk patients.

And the highest risk class 2B test result provides the clinician with objective data to confidently proceed forward with implementing a high-risk treatment plan that may include adjuvant radiation, chemotherapy and clinical trial recommendations, as noted earlier.

We have engaged, through late last month, a total of 56 US centers who are working with us on both this initial validation study and ongoing performance studies for the DecisionDx SCC test, including a prospective study. The DecisionDx SCC test is the second skin cancer test discovered, developed and validated by Castle Biosciences. Validation studies are underway for our third skin cancer test. This one targeted for the patients with a suspicious pigmented lesion.

We do not have a data update at this time. However, we continue to believe that pending successful validation, both the DecisionDx SCC test and the suspicious pigmented lesion test are in position to launch in the second half of 2020. Lastly from the third quarter, we saw a continued publication of evidence to support appropriate use of our DecisionDx melanoma test and coverage by commercial payers.

One of these peer-reviewed studies was published in the American Journal of Clinical Dermatology by Danielle Dubin and colleagues, entitled Level of Evidence for a Gene Expression Profile Test for Cutaneous Melanoma. The objective of the study was to review peer-reviewed published literature and establish the level of evidence for DecisionDX-melanoma.

A review of seven development and validation studies for DecisionDx-melanoma was conducted. The respective strengths, weaknesses of each study were applied to the level of evidence criteria from major organizations that publish guidelines for melanoma management, including the American Joint Committee on Cancer, the National Comprehensive Cancer Network, or NCCN, and the American Academy of Dermatology.

This manuscript shows that based upon evaluation of all the published evidence, the DecisionDx-melanoma test achieves a higher level of evidence than the one determined by each of these groups.

Of note is that the level of evidence achieved in Dr. Dubin’s manuscript was due to the timing of the analysis without the inclusion or benefit of three prospective studies published between February and May of 2019.

This study brings the total number of peer-reviewed publications to 22 that support one or both of the current two clinically actionable uses of a DecisionDx-melanoma test. The first clinical use of our test is to inform decisions on sentinel lymph node biopsy in patients when the tumor thickness is less than or equal to two millimeters.

And the second use is to guide subsequent treatment plan decisions. As previously stated, we believe our continued investment in evidence development is key to supporting both patient penetration and coverage by commercial payers. We recently received notification that the American Medical Association CPT Editorial Panel accepted our application for a category one MAAA CPT code for our DecisionDx-melanoma test.

The code will be effective on January 1, 2021. Attaining a category one MAAA CPT code means that we have met certain levels of evidence requirements. For example, the clinical efficacy needed to be documented in the literature, hence our focus on evidence development.

Additionally, it requires that the test use be performed with a frequency consistent with the intended use, that this use is consistent with current medical practice and that it is performed by many clinicians or other qualified healthcare professionals. Our DecisionDx-melanoma test was viewed as meeting all of these criteria, which we agree with.

The acceptance now means that both of our proprietary MAAA test DecisionDX-UM and DecisionDx-melanoma have met the criteria required for category one MAAA CPT code.

I will now turn the call back over to Frank, who will provide additional detail relating to our financial results.

Frank Stokes: Thank you, Derek. We’re pleased with the strong growth we delivered in the third quarter of 2019. We reported $14.8 million in revenue, an increase of $11.1 million over the third quarter of 2018.

This was driven by a 32% increase year over year in our cutaneous melanoma test reports volume and higher revenue per test. As a reminder, the year over year comparability of our revenue is affected by the Medicare local coverage determination, or LCD for our DecisionDx-melanoma test that was issued in the fourth quarter of 2018.

While the LCD covered reimbursement for test reports delivered prior to the fourth quarter of 2018, due to the timing of the issuance of the LCD and GAAP revenue recognition requirements, all 2018 DecisionDx-melanoma Medicare revenue was only recognized in the fourth quarter of 2018, when the LCD became final and effective.

The amount of such revenue derived from DecisionDx-melanoma test reports delivered in the third quarter of 2018 but not recognized until the fourth quarter of 2018 was $2.2 million. Additionally in the third quarter of 2019, favorable revenue adjustments related to test reports delivered in prior periods impacted revenue. The third quarter of 2019 includes $3.2 million of positive revenue adjustments compared to negative adjustments of $1.2 million for the third quarter of 2018.

The increase in positive revenue adjustments primarily relates to cash collections in the current period on test reports delivered in prior periods for which no revenue was recognized in those periods. No revenue was recognized originally in alignment with the requirements for revenue recognition under GAAP.

We believe, based on recent reimbursement activity, that additional positive adjustments in future periods at some level are possible for at least the next few quarters. Our gross margin during the quarter increased to 88% compared to 64% during the third quarter of 2018. This improvement was primarily driven by operating leverage as a result of our strong volume growth. Our operating expenses during the third quarter were $8.6 million compared to $5.2 million during the same quarter in 2018, an increase of 66%.

This increase was primarily the result of higher personnel cost, particularly due to the expansion of our expanded sales and marketing organization, but also within our administrative support functions, as well as increases in administrative expenses associated with growth and public Company preparedness, and higher R&D expense, which increased by $0.2 million in the third quarter of 2019 as compared to the same period in 2018.

In future quarters, we expect our R&D expense to increase as we continue to invest in activities related to enhancing our existing products and developing new products.

As a percentage of revenue, our SG&A expense was 48% for the third quarter of 2019 compared to 106% in the same period of 2018. Interest expense for the third quarter of 2019 was $1.1 million compared to $0.6 million in 2018. Driven by the issuance of convertible promissory notes in the first quarter of 2019.

These notes were converted into common stock in July 2019 in connection with the IPO. The remainder of the increase is primarily due to higher average outstanding balances under our credit facility.

For the 2019 third quarter we reported a one-time non-cash debt extinguishment gain totaling $5.2 million. This extinguishment gain is associated with the convertible notes originally issued in the first quarter of 2019 and relates to the final conversion of these notes in the …

(technical difficulty)

Operator: Okay, you may resume.

Frank Stokes: Okay, apologies everyone. We -- whether weather or what, we had a internet outage here at Friendswood and we use voice over internet phones. So, we dropped from the call. I'm going to stop where I pick the call up. If I'm repeating some for some of you I apologize, but we'll -- we'll go through the financial section and update again and if it's -- if you're hearing it twice, you'll just know it very well.

We are pleased with the strong growth we delivered in third quarter of 2019. We reported $14.8 million in revenue, an increase of $11.1 million over the third quarter of 2018. This was driven by a 32% increase year-over-year in cutaneous melanoma test report volume and higher revenue per test. As a reminder, the year-over-year comparability of our revenue is affected by the Medicare local coverage determination, or LCD, for our Decision Dx-Melanoma test that was issued in the fourth quarter of 2018.

While the LCD covered reimbursement for test reports delivered prior to the fourth quarter of 2018, due to the timing of the issuance of the LCD and GAAP revenue recognition requirements, all 2018 Decision Dx-Melanoma Medicare revenue was only recognized in the fourth quarter of 2018, when the LCD became final and effective.

The amount of such revenue derived from Decision Dx-Melanoma test reports delivered in the third quarter of 2018, but not recognized until the fourth quarter of 2018, was $2.2 million.

Additionally, in the third quarter of 2019, favorable revenue adjustments related to test reports delivered in prior periods impacted revenue. The third quarter of 2019 includes $3.2 million of positive revenue adjustment compared to negative adjustment of $1.2 million for the third quarter of 2018. The increase in positive revenue adjustment primarily relates to cash collection in the current period on test reports delivered in prior periods, for which no revenue was recognized when those reports were originally delivered.

No revenue was recognized originally in alignment with the requirements for revenue recognition under GAAP. We believe, based on recent reimbursement activity, that additional positive adjustments in future periods at some level are possible for at least the next few quarters.

Our gross margin during the quarter increased to 88%, compared to 64% during the third quarter of 2018. This improvement was primarily driven by operating leverage as a result of our strong volume growth. Our operating expenses during the third quarter were $8.6 million, compared to $5.2 million during the same quarter in 2018, an increase of 66%.

This increase was primarily the result of higher personnel cost, particularly due to the expansion of our sales and marketing organization, but also within our administrative support functions, as well as increases in administrative expenses associated with growth and public company preparedness as well as higher R&D expense, which increased by $0.2 million in the third quarter of 2019 compared to the same period 2018.

In future quarters, we expect our R&D expense to increase as we continue to invest in activities related to enhancing our existing products and developing new products. As a percentage of revenue, our SG&A expense was 48% for the 2019 third quarter compared to 106% in the same period of 2018.

Interest expense for the third quarter of 2019 was $1.1 million compared to $0.6 million in 2018, driven by the issuance of convertible promissory notes in the first quarter of 2019. These notes were converted into common stock in July 2019 in connection with the IPO. The remainder of the increase is primarily due to higher average outstanding balances under our credit facility.

For the 2019 third quarter, we reported a one-time non-cash debt extinguishment gain totaling $5.2 million. This extinguishment gain is associated with the convertible notes originally issued in the first quarter of 2019 and relates to the final conversion of these notes into common stock in connection with the IPO in late July.

Partially offsetting this gain was a mark-to-market loss of $2.1 million related to a separate $10 million convertible note we issued in July 2019. Like the other convertible notes, this note was also converted into common stock in connection with the IPO in late July.

Our net income for the 2019 third quarter was $5.8 million for $0.05 diluted earnings per share, compared to the net loss of $3.5 million or $2.33 loss per diluted share for the third quarter of 2018.

Moving next to our cash flow performance, for the third quarter of 2019, Castle generated $0.8 million in positive operating cash flows compared to negative operating cash flows of $1.9 million in the prior year quarter and generated positive operating cash flows of $2.5 million for the nine months ended September 30, 2019, compared to negative operating cash flows of $9.1 million for the same period in 2018.

Finally, we had cash and cash equivalents at September 30, 2019 of $94.5 million, which we believe, along with cash generated from sales of our products, will be sufficient to fund our operating expenses for the foreseeable future. Additionally, we believe our balance sheet positions us well to execute on our expansion plans and support our ongoing research and development activities. I'll now turn the call back over to Derek.

Derek Maetzold: Thank you Frank. In summary, we are extremely pleased with our third quarter performance across the entire company. Our commercial execution coupled with continued evidence development enabled us to drive strong year-over-year test report and revenue growth, led by our Decision Dx-Melanoma tests. With second quarter and third quarter gains, we decided to execute our commercial expansion plans in December 2019.

Finally, we are pleased to announce positive top line data from our clinical validation study for our Decision Dx-SCC test. Both of our pipeline tests, the Decision Dx-SCC test and the Suspicious Pigmented Lesions test continue to progress on time, and assuming successful validation, remain on track for commercial launch in the second half of 2020.

Operator, we are now ready for Q&A.

QUESTIONS AND ANSWERS

Operator: Thank you. (Operator Instructions). And our first question comes from Catherine Schulte with Baird. Your line is open.

Catherine Schulte: Congrats on a nice quarter. And first for me on the -- on the sales force expansion to add another nine sales territories, is your goal to have the hiring complete by the end of December or is that when you're planning to start? And then, are these new territories splits of existing regions or are -- will these be completely new.

Derek Maetzold: Excellent questions, Catherine. We are currently targeting start dates for December 1, 2019, and believe we will achieve full employment for the expanded territories of that -- on or by December 1. These are territories which are being split among existing geographies, so our territories will be one territory per given zip code, so 32 across the country as opposed to layered.

Catherine Schulte: Okay, and then I know you aren't specifically giving guidance, but as we head into the fourth quarter, anything from a seasonality perspective we should think about when it comes to volumes?

Derek Maetzold: No, that's a good comment. As you can -- may not have it in front of you, we do see seasonality over the course of the year, we presume part of it could be driven by deductibles, but I think more of it’s also driven by behavior, people who have brown moles and probably are not going in a physician’s office on a regular basis, so we do see slower growth in the fourth quarter, in terms of newly diagnosed patients compared to the third quarter for example.

We also know that with the winter vacations and plus winter holidays, we have less physicians in the offices and we have less patients going to offices for a biopsy as well. So, we do expect the fourth quarter to be lower from a growth standpoint, in terms of overall diagnosis from the 3Q to 2Q -- 4Q to 3Q should be slightly lower from a growth quarter-to-quarter.

Catherine Schulte: All right and last one for me, and I'll jump back in the queue, but I believe your collection period for the cutaneous tests goes through the end of this month. Based on your collections to date, to you remain confident that that should have at least stable pricing once the rate goes to the private payer median?

Frank Stokes: Yes we do, Catherine.

Operator: Thank you. And our next question comes from Sung Ji Nam with BTIG. Your line is open.

Sung Ji Nam: Congrats on the quarter as well, just a couple of quick ones. The AMA Category 1 CPC code, that’s actually happening much sooner than I had anticipated. Could you talk about maybe what are some of the potential positive implications of that in terms of the sustainability of the ADLT pricing as well as your discussions with private payers in terms of coverage.

Derek Maetzold: Yes. So, I don’t think it’s -- one, as it relates to ADLT status, I don’t think it will have an impact on pricing per se on the Medicare side. Now that being said, one of the requirements for obtaining or being granted I guess you would say ADLT status in May of 2019 was that we would seek a unique CPT code.

As you may know, most of the tests, MAAA tests in the marketplace today are going for the PLA code route, which requires no evidence; you just need to submit the form and they’ll give you a PLA code the next quarter as you are aware.

So our decision to seek a Category 1 code was to look at it more long-term versus short-term with the expectation that if the AMA editorial panel believe that we have submitted enough evidence, that would be seen as a positive benefit from a commercial payer perspective versus a negative benefit that we see in the marketplace with PLA codes and coverage. That answer the question?

Frank Stokes: Yes.

Sung Ji Nam: Okay. And then on just on the private payer side, are there any potential implications there?

Derek Maetzold: We think over time this is one more positive I guess spend in our cap regarding having yet another external agency, in this case, the AMA review our application literature behind that and agreeing that at least the Category 1 requirements, which is a fairly high hurdle in terms of achieving clinical validity or documentation of that in literature.

But equally as important is, is the test being used consistently for medical practice and by a large number of clinicians, be it physicians and/or other ancillary healthcare providers, nurse practitioners, and PAs. So, we think it’s a positive overall trend for us. Now how fast would that change to positive policy? I’ll leave you to predict that because I don’t have a good history in that.

Sung Ji Nam: Okay. And then lastly from me, we’d love to hear any feedback on the squamous cell carcinoma pipeline product that you’re getting on the pulmonary data -- on the actual validation data that you presented. And also I don’t know if it’s too early to talk about it, but what’s the kind of the go-to-market strategy there? Are you going to be leveraging the 50 plus centers that are currently involved in the validation study as potential early customers? Thank you.

Derek Maetzold: Let me take that part of it, Sung Ji. We are -- we have -- we are going to be going out and testing the reaction to our clinical validation data confirming our messaging and positioning over the next couple of months. I’d rather hold that information back maybe until we can talk with some solid data behind us that’s based upon the facts of the tests itself.

That being said, over the last year and a half as we worked with not only the centers involved with us actively with our steering committee and other individuals we believe will be customers. We have heard consistently that there is a need for helping them to sort through the appropriate treatment plans for patients with high risk squamous cell carcinoma.

So the one thing I would say is that it’s important to I guess discern that while there are over a million tumors diagnosed each year with SCC, 800,000 of those are fairly small benign and considered low risk. We don’t think we offer the value in that population, at least in version 1.0.

We do think where the main issue is, is those patients who have one or more high risk features where the clinician which is largely a dermatology practice or the Mohs surgeon is struggling between, do I proceed forward with the high-risk patient and send them to a surgeon for consideration of surgical nodal staging? Do I send them to a radiation oncologist for radiation therapy? A medical oncologist for chemotherapy? Or do we not do that?

And that’s where the struggle with the current staging systems having a low posture to value is really where our tests can do a couple of things. One of them is to rule out nearly 60% of the high-risk patients from requiring or major perhaps requiring adjuvant interventions like I just mentioned and a result being opposite of any questions or high-risk class 2B to be patients now have a positive predictive value of 60% in this initial validation study.

So that feels very clinically actionable both to rule out high risk patients who may be safely monitored. And the other one is to be much more confident going forward. And that matches the product profile expectations of our customer base when we first went out with this study two years ago.

Sung Ji Nam: Great. Thank you so much.

Derek Maetzold: I guess the second question was on go-to-market strategy. So we’ll talk about that a bit more next spring, I guess. Maybe the most important aspect to have a understanding of is that based upon our market data from the last year and a half, two years, we believe that the primary physician who will be be ordering our tests, our squamous cell carcinoma tests will be the Mohs surgeon and a large subset of the medical dermatologist in the US marketplace. Those are the physicians who are the highest volume of doctors and users of our current cutaneous melanoma tests. We believe we’ll be able to appropriately educate the exact same clinician on both of our cutaneous melanoma tests as well as this new cutaneous squamous cell carcinoma test. I think that answers that question.

Operator: Thank you. And our next question comes from Puneet Souda with SVB Leerink. Your line is open.

Puneet Souda: So my first question is around the reps and what you are seeing as productivity among the reps. You hired a number of reps earlier in the year. Are they tracking per your expectations and could you remind us with additional nine sales territories, how far would that take you in terms of the peak sales reps needed to sort of penetrate the market for cutaneous melanoma ultimately?

Frank Stokes: Yes. So, one is that just to reset for everybody on the phone here, we had our first scale up for several years was on February 1st, 2019. We went from 14 to 23 outside sales territories. You may recall we also employed inside sales territory support group on kind of a four to one ratio. And we increased those as well as our medical affairs staff the same time.

We had modeled based upon prior experience and industry knowledge that we would probably need around six to nine months to kind of see those. This expansion grew kind of be fully integrated in terms of being able to call on our customers effectively, educate confidently and have an impact on the marketplace.

And we saw as early as the second quarter of this year that we were probably too conservative I guess in our expectations of the quality of the scale up and also of the demand that was out there that we just couldn’t reach successfully with only 14 outside sales territories.

So we have a very promotion responsive of marketplace we think around 10,000 skin cancer clinicians of which the majority of those are dermatologists or the nurse practitioners, the assistants who work with them. Some of those are surgeons who do skin cancer resections and know biopsy procedures. And the remaining are reminder calls to medical oncology and to (inaudible) about what our test results do for patient care.

10,000 clinicians and 14 representatives is just an insufficient ratio. So we were pleased to see that quick ramp up in the second quarter. That continued through the third quarter as you saw with a 32% growth in reports year-over-year. That feels quite strong and good. So we made the decision to go ahead and pull forward this additional region, our nine sales territories so we could get to a 32 number.

That was important to us not to kind of double in size nine months later because we didn’t want to have that much disruption in terms of customer contact and handoff so we went off one region only. We believe it will hold there through the first part of 2020 and kind of see again how the promotion responsiveness pans out with this group.

I think if we were launching no additional tests in the skin cancer category, we would probably hold around 32 to 33, 35 feels about right based on our metrics. That still gives you a targeted group of around 300 doctors per territory if you assume 9,000 or 10,000 doctors is the correct number. So still a little high from a ratio standpoint but we also have a very, very high complexity clinical cell to go ahead and talk to our customers.

What we don’t have a good handle on is when we launch our second test that contains squamous cell carcinoma test and also the suspicious pigmented lesion test, 32 feels light depending upon how we can actually wrestle through the trade offs and prioritization of those on sales calls so we do have a model where we think we will expand again one more region or region and a half to kind of get to the mid 40s and that feels about saturated to let us maximize the educational value or penetration to this sort of skin cancer marketplace that we focus on.

Puneet Souda: OK, that’s very helpful. Thanks for the detail. Frank, another question that I have is on the catch-up payment. I know it’s hard for you to provide guidance but I mean how should we think about additional catch-up payments or prior quarter payments here in fourth quarter as we come into the end of the year.

Frank Stokes: Yes, thanks Puneet, I think like other companies in our sector, we will continue to see some of that going forward. It’s hard to – it’s hard to frankly predict the magnitude of that. Keep in mind these collections are a good thing. We only reflect the revenue because that’s cash in the door.

So its reflective of our getting paid for more tests than we originally would have expected to be paid for. So we’re pleased with our reimbursement team’s efforts and we’re pleased with their effectiveness. We’ll continue to see some of that but as we’ve said before, as we move more and more of our test report volume, as we move more of that into policy then that number will come down over time unless – well, until we launch our new products when you may see it come back up again.

Puneet Souda: OK, and then on pipeline if I could ask, you presented at ASDS clearly the data is well ahead of (inaudible) in terms of NPVs and PPVs. Could you just give a sense of the test performance that you have seen in sort of past and would – I know there was a question on this before but what do you expect that test performance to continue or sort of step down slightly in the perspective study that you plan to do. Thank you.

Derek Maetzold: OK, so relative to the perspective study is the question. So the number of …

Puneet Souda: Yes, if I could rephrase it -- essentially if you could provide – if the NPVs and PPVs are likely to hold as you do broader perspective studies. Thank you.

Derek Maetzold: Yes, so a couple of things. First of all maybe on this initial clinical validation study we were way over-powered at 321 patients. Now of course when we started the protocol we weren’t quite sure of the metrics of our potential tests, not when you look at our training sets. We needed far fewer patients to go ahead and hit with confidence our primary endpoints in terms of risk of metastasis or risk of recurrence in the study. So one, we were pleased with that first of all.

Second is we purposefully went wide in terms of initial clinical study centers as opposed as kind of going to one or two or three where we might risk both sample bias. Did they only have high risk, really, really bad patients that they were seeing? Were they a little unusual so by going to 23 centers for the initial 321 patient validation study, we think kind of provides enough balance out there to wash away any single center biases that we might have from either having patient data available or sample data available.

So I don’t think we expect to see a whole lot of movement, additional archival studies that are ongoing. Now relative to the prospective question, if our experience set in our cutaneous melanoma test is similar, we would expect actually to come up with improved accurate statistics because you’re kind of testing consecutively diagnosed patients who have fallen prospectively.

So one is I think our default is that it would be similar but our experience is that it should be improved because it’s hopefully captured consecutively diagnosed patients and you’ve also got just much closer fall out going forward. So I guess to go and summarize that I would say we are – we are under a high belief based upon the overpowering of our initial clinical validation study that we would not see a whole lot of movement against those statistics going forward.

Operator: Thank you and our next question comes from Mark Massaro with Canaccord Genuity. Your line is open.

Mark Massaro: I, too, wanted to ask about the study at the American Society for Dermatologic Surgery in Chicago. So it seems to me like the 91.6 percent metastatic free survival rate for the lowest risk class 1, it’s that metric that sort of jumps off the page for folks that are eligible for de-escalation.

Can you just give us a sense for any general level of awareness of this data readout from maybe some of your existing ordering docs and any buzz or discussions that you’ve heard coming out of the conference that would suggest interest in this product in the future?

Derek Maetzold: Yes, so we conducted a small number of tests but as I mentioned earlier, we’re going to be completing our positioning and messaging work over the next couple of months so it’s limited anecdotal data.

So far I think what we’ve heard from a sort of head nod and confirmation perspective is that there is a need in squamous cell carcinoma that’s localized and high risk to really help the clinician and the patient make a much more informed, objective decision about do I not go forward with these interventions or do I go forward? So that has come through consistently. And certainly once they saw the presentation on Thursday I believe, most of interactions were on Friday and Saturday.

We had good but I would call it early feedback that what we were marching towards two years ago is what we got and that is certainly to be seen. Now I think what is important though especially if you happen to make diligent calls to customers or to dermatologists and get some reactions off the data is that it’s also quite clear that if we don’t set up the expectation that we don’t believe that there is an appropriate use of our tests in people with low risk disease.

So when you hear about a test from Castle for use in squamous cell carcinoma and if the commission is thinking automatically that’s sort of low risk, run of the mill squamous cell that’s easily cured surgically, one might hear back, I don’t think there’s a need for this in this category because we can cure them surgically.

So we have learned certainly over the last four or five months in talking to our existing melanoma customers that we want to be able to first say this is not the test for everybody. This is a test for that patient with localized high-risk disease where you’re looking at a comfort level that you want to improve tremendously of your decision to implement adjuvant therapy or inventions versus not and deescalating care. That’s come through – that came through a bit ASDS informally but that’s also the consistent theme we heard leading up to this presentation.

Mark Massaro: That’s great and then Frank, a question on gross margins, not only were they strong at 88 percent but even the cost of goods declined about 300,000 in the quarter. Is there anything to point to on the cost of goods line or is that lumpy or timing related?

Frank Stokes: I think it’s just timing related, Mark. There was some – there was some annual comp cycle things there were in prior, I think prior quarter. So really nothing of no other than just timing, just normal timing issues through the year.

Mark Massaro: Okay and then as it relates to the onetime payment, I think you called out $3.2 million in Q3 of ’19? Frank, is it right that if you strip that payment out, gross margins would have been about 85%?

And if that’s the case, can you help us -- I guess the difference between the 85% adjusted and the 81% in Q2 is the result of the higher ASP’s from the new Medicare rate?

Frank Stokes: Yes, so you do have higher ASP’s in there, but also that’s a little bit apples to oranges Mark, because we do believe that there were tests performed in the third quarter for which we recognized the costs of those tests, that we hope to be paid for in later periods.

So you can -- if you look at -- if you want to take out prior period revenue and look at gross margin there, that way we still think it looks very good, but that probably still understates gross margin a little bit because we will paid on some of the tests that we’ll run.

But yes, when you look sequentially quarter to quarter, the primary driver there is increasing ASP.

Mark Massaro: Okay. And is there any potential that -- far as I look at your model, revenues have increased sequentially, every quarter you’ve reported. So can you help us think of a Q4 -- understanding if there is timing element, or I should say a seasonality element, in December? But any perspective would be appreciated.

Frank Stokes: Yes, so I don’t -- as you know Mark, we haven’t given guidance on the year here, but as Derek said, we do see a little bit of seasonality Q3 to Q4, driven by patient behavior, but also by clinician behavior.

Some, as you’re probably aware from your own -- your own experience, some practices close for -- around the holidays. Some close the last couple weeks of the year even and then there’s some that recognize many of their patients are at the end of their deductible cycle and so they stay open to give them the opportunity to seek treatment while they’re in that -- in that posture.

So when I would say that if you look historically at our report performance, Q3 to Q4, we don’t see anything fundamental or systemic that would change that type -- that type trend for this year.

Mark Massaro: Excellent and just one last one for me. Can you just talk about some of the early discussions you’re having with commercial payers and how should we be thinking about 2020 setting up for potential commercial coverage expansion?

Derek Maetzold: So we certainly are in active discussions with a number of commercial payers. We did have three positive policies flip over in the third quarter. We have ongoing dialogues, most of the commercial payers are in a January 1st or a July 1st cycle for medical policy turnover.

Our managed care group expects to have this be a slow slide or slow crawl, so we have expectations for some changes at the first of the year of 2020, a little higher expectations for middle of the year and higher as we go into 2021.

From an internal ASP or management perspective we’re assuming this is kind of a slow longward slog, because that’s what it’s been for other diseased states and we shouldn’t be assuming a much more aggressive ramp up on that.

Operator: Thank you and there’s no other questions in the queue, I’d like to turn it back to Mr. Derek Maetzold for any closing remarks.

Derek Maetzold: Thank you Operator. Now this concludes our third quarter 2019 earnings call. I want to thank you again on behalf of the company for joining us and your continued interest in Castle Biosciences. Goodbye.

Operator: Ladies and gentlemen this concludes today’s conference call, thank you for participating, you may now all disconnect, everyone have a great day.